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                                                                      Exhibit 5

                             DRINKER BIDDLE & REATH
                      Philadelphia National Bank Building
                              1345 Chestnut Street
                          Philadelphia, PA 19107-3496

                                              March 20, 1995

    Horrigan American, Inc.
    P.O. Box 13428
    Reading, Pennsylvania 19612

    Ladies and Gentlemen:

         We have acted as special counsel for Horrigan American, Inc. (the "Company") in connection with the corporate and other proceedings related to the authorization and execution of the Eighteenth Supplemental Indenture dated as of April 1, 1995 (the "Supplemental Indenture"), to the Indenture dated as of July 21, 1977 (collectively with its amendments and supplements hereinafter called the "Indenture"), between the Company and PNC Bank, National Association (the "Trustee"), successor trustee; the proposed issuance by the Company of up to $25,000,000 principal amount of 1995 Series 8, 1995 Series A, 1995 Series B, 1995 Series C and Passbook Series Subordinated Investment Certificates (collectively, the "Certificates"); and the registration of the Certificates under the Securities Act of 1933 pursuant to a registration statement on Form S-2 filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"). In this capacity, we have examined the Indenture, including the Supplemental Indenture and the forms of the Certificates included therein, the form of the Passbook Series Certificates, the Articles of Incorporation and By-Laws of the Company, resolutions adopted by the board of directors of the Company, and such other records of the Company's corporate proceedings as we have deemed appropriate for purposes of this opinion.

        Based upon the foregoing, it is our opinion that:

             1. The execution and delivery of the Supplemental Indenture has been authorized by all necessary corporate action on the part of the Company, and the Indenture constitutes the valid, legal, and binding obligation of the Company, enforceable against it in accordance with its terms, subject to equitable principles and to bankruptcy, insolvency or other laws affecting creditors' rights generally.

             2. The issuance of the Certificates has been duly authorized by all necessary corporate action on the part of the Company.

             3. When executed by authorized officers of the Company, authenticated (if required by the Indenture) by the Trustee, and delivered for the consideration contemplated by the Registration Statement, all in conformity with the provisions of the Indenture, the Certificates will be legally issued and binding obligations of the Company, enforceable against it in accordance with their terms and the terms of the Indenture, subject to equitable principles and to bankruptcy, insolvency, and other laws affecting creditors' rights generally.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. However, this does not constitute a consent under Section 7 of the Securities Act of 1933, because in consenting to the reference to our firm under such heading we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

                                      Yours very truly,




                                      DRINKER BIDDLE & REATH